                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront US Gov't Securities Money
                                                                                          Market Fund
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL    704450        AK  9800466         AZ    S-0046041     AR   95-M0726-02    CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133841       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA   1-34706        KS   9650000215     KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME  98-1171         MD    5M951007      MA                  MI   222778         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS    MF95-08-203   MO  1995-00756      MT    033707        NE   016716         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S270688       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC   MF9340         SD   9486
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM97-1952     TX  C-48367-000-02  UT    4-94441-45    VT                  VA   2274           WA   C-15865
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI  305340-03       WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Stock Appreciation --
                                                                                          A share
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL    70447         AK  9600434         AZ    S-0045924     AR   95-M0726-01    CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S135702       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID    46074         IL  9736151         IN    95-01321C     IA   1-34717        KS   9640009172     KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME  98-1173         MD    SM950969      MA   95-6392-M      MI   220686         MN   R-38454-1
   ----------------------------------------------------------------------------------------------------------------------------
     MS    MF-95-08-148  MO  1995-00756      MT    033678        NE   016712         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM  967703          NY    S-272724      NC   4300           ND   N289           OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC   MF9349         SD   11150
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM97-1952     TX  C-48309-00-00   UT    4-9444-45     VT   8/21/95-22     VA   2274           WA   C-51820
   ----------------------------------------------------------------------------------------------------------------------------
     WV    MF-21909      WI  305302-03       WY    19385         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Stock Appreciation --
                                                                                          B Share
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL    704447        AK  9600434         AZ    S-0045925     AR   95-M0726-01    CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S135702       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID    46074         IL  9736151         IN    95-01321C     IA   1-34717        KS   9650009172     KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI                  MN   R-38454-1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO  1995-00756      MT    033678        NE   014497         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ    1-115297      NM                  NY    S-272724      NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK                  OR  95-0742         PA    92-05-014MF   RI                  SC   MF9349         SD   11151
   ----------------------------------------------------------------------------------------------------------------------------
     TN                  TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV    MF-21910      WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Balanced-A Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133844       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M30676
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   222780         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    37285         NE   015423         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S270686       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9490
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM97-1952     TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Balanced B-Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133844       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M30676
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   222782         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT                  NE   015424         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S270686       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9489
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM96-1873     TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Large Company Select-A-
                                                                                          Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-0245       CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S142240       DE                  DC                  FL                  GA   56-950862      HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M13872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   225010         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    36364         NE   014495         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S277668       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9481
   ----------------------------------------------------------------------------------------------------------------------------
     TN    M97-1669      TX                  UT    4-9441-45     VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV    MF-21627      WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Large Company Select-B
                                                                                          Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-0245       CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S142240       DE                  DC                  FL                  GA   56-950862      HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M13872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   225011         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    36364         NE   014496         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S277668       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9482
   ----------------------------------------------------------------------------------------------------------------------------
     TN    M97-1669      TX                  UT    4-9441-45     VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV    MF-21628      WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Income Equity-A Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL    704451        AK                  AZ    S-0046039     AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133843       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS   9650000216     KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME  98-1172         MD    SM951008      MA                  MI   222777         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS    MF-95-08-219  MO  1995-00756      MT    033706        NE   016270         NV                  NH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     NJ    1-115297      NM  971246          NY    S270687       NC   4300           ND                  OH
   ----------------------------------------------------------------------------------------------------------------------------
     OK                  OR  95-0742         PA    92-05-014MF   RI                  SC   MF9342         SD   9579
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM97-1952     TX  C-48366-000-02  UT    4-94441-45    VT   1/09/97-21     VA   2274           WA   C-51864
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI  305341-03       WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Income Equity-B Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL    704451        AK                  AZ    S-0046040     AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133843       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID    46074         IL  9736151         IN    95-01321C     IA   1-34717        KS   9650000216     KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   222776         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO  1995-00756      MT    033706        NE   015425         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM  971240          NY    S270687       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC   MF9342         SD   9485
   ----------------------------------------------------------------------------------------------------------------------------
     TN                  TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Gov't Income-A Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133842       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   222781         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    035870        NE   015428         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY    S270684       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK    1-115297      OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9487
   ----------------------------------------------------------------------------------------------------------------------------
     TN    RM97-1952     TX                  UT    494441-45     VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Gov't Income-B Shares
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-248        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT    S133842       DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI   222779         MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    035870        NE   015429         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ    I-115297      NM                  NY    S270684       NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK                  OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9488
   ----------------------------------------------------------------------------------------------------------------------------
     TN                  TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Ohio Tax-Free Bond Fund -
                                                                                          A Share
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT                  DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI                  MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    37286         NE   015426         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ    1-115297      NM                  NY                  NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK                  OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9484
   ----------------------------------------------------------------------------------------------------------------------------
     TN                  TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                              SECURITIES AND EXCHANGE COMMISSION                                        --------------------------
                                    WASHINGTON, D.C. 20549                                                    OMB Approval
                                         FORM N-17f-2                                                   --------------------------
                                                                                                        OMB Number:      3235-0360
                       Certificate of Accounting of Securities and Similar                              Expires:     July 31, 1994
                                 Investment in the Custody of                                           Estimated average burden
                                Management Investment Companies                                         hours per response... 0.05

                           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]                      Riverfront Ohio Tax-Free Bond Fund -
                                                                                          B Share
----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                       Date examination completed

811-6082                                                                     12/31/97
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
   ----------------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                  AR                  CA   309-245        CO
   ----------------------------------------------------------------------------------------------------------------------------
     CT                  DE                  DC                  FL   38278          GA   56950862       HI
   ----------------------------------------------------------------------------------------------------------------------------
     ID                  IL  9736151         IN    95-01321C     IA                  KS                  KY   M31872
   ----------------------------------------------------------------------------------------------------------------------------
     LA    53694         ME                  MD                  MA                  MI                  MN   R-38454.1
   ----------------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT    37286         NE   015427         NV                  NH
   ----------------------------------------------------------------------------------------------------------------------------
     NJ    I-115297      NM                  NY                  NC   4300           ND                  OH   10878
   ----------------------------------------------------------------------------------------------------------------------------
     OK                  OR  95-0742         PA    92-05-014MF   RI                  SC                  SD   9484
   ----------------------------------------------------------------------------------------------------------------------------
     TN                  TX                  UT    4-94441-45    VT                  VA   2274           WA
   ----------------------------------------------------------------------------------------------------------------------------
     WV                  WI                  WY    19835         PUERTO RICO
   ----------------------------------------------------------------------------------------------------------------------------
     Other (specify):
----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      The Riverfront Funds, Inc.
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

      3435 Stelzer Road, Columbus, Ohio  43219-3035
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17F-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                       Report of Independent Accountants



To the Board of Directors of
The Riverfront Funds, Inc.


We have examined management's assertion, included in the accompanying
Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Riverfront Funds, Inc. (the "Company") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of May 29, 1998 with respect to securities and similar investments reflected in the investment account of the Company. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examiniation was made without prior notice to management. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 29, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from April 30, 1998 (the date of last examination) through May 29, 1998;

o Confirmation of all securities and similar investments held by the Federal Reserve Bank of Cleveland, Bankers Trust Company, and the Depository Trust Company institutions in book entry form;

o Reconciliation of confirmation results as to all such securities and investments to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Bank of New York and Chase Manhatten Bank records; and

o Agreement of three security and/or investment purchases and three security and/or investment sales or maturities since our last examination from the books and records of the Company to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that The Riverfront Funds, Inc. were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 29, 1998, with respect to securities and similar investments reflected in the investment account of the Company, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Riverfront Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


                              Ernst & Young LLP

Cincinnati, Ohio
July 10, 1998

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------



We, as members of management of The Riverfront Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsection (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of April 30, 1998.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 1998 with respect to securities and similar investments reflected in the investment account of the Company.


The Riverfront Funds, Inc.


By:


          /s/ WALTER B. GRIMM
          -----------------------
          Walter B. Grimm,
          President
          The Riverfront Funds, Inc.

                       Report of Independent Accountants


To the Board of Directors of
The Riverfront Funds, Inc.


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Riverfront Funds, Inc. (the "Company") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of April 30, 1998 with respect to securities and similar investments reflected in the investment account of the Company. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made without prior notice to management. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from December 31, 1997 (the date of last examination) through April 30, 1998:

o Confirmation of all securities and similar investments held by the Federal Reserve Bank of Cleveland, Bankers Trust Company, and the Depository Trust Company institutions in book entry form;

o Reconciliation of confirmation results as to all such securities and investments to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Bank of New York and Chase Manhattan Bank records; and

o Agreement of three security and/or investment purchases and three security and/or investment sales or maturities since our last examination from the books and records of the Company to broker confirmations.

We believe that our examinations provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that The Riverfront Funds, Inc. were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30. 1998, with respect to securities and similar investments reflected in the investment account of the Company, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Riverfront Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


                                           /s/ Ernst & Young LLP

Cincinnati, Ohio
June 30, 1998

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------



We, as members of management of The Riverfront Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsection (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of May 29, 1998.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 29, 1998 with respect to securities and similar investments reflected in the investment account of the Company.


The Riverfront Funds, Inc.


By:


          /s/ WALTER B. GRIMM
          -----------------------
          Walter B. Grimm,
          President
          The Riverfront Funds, Inc.